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                                                                      EXHIBIT 11


                                ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
               (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
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                                      Three Months Ended September 30,        Nine Months Ended September 30,
                                      --------------------------------        -------------------------------
                                        1996                 1995                   1996              1995
                                      -------              -------                -------           -------

Net income                            $ 6,670              $ 5,402                $11,819           $ 9,204
                                      =======              =======                =======           =======
Shares:
Weighted average number
   of shares of common
   stock outstanding                   27,000               27,000                 27,000            27,000

Shares assumed issued
  (less shares assumed
  purchased for treasury)
  on stock options                        176                   63                    146                44
                                      -------              -------                -------           -------
Outstanding equivalent shares
  for primary earnings per
  share calculation                    27,176               27,063                 27,146            27,044
                                      =======              =======                =======           =======
Earnings per common share             $   .25              $   .20                $   .44           $   .34
                                      =======              =======                =======           =======

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                                  Exhibit 11